AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and ShareholdersAmerican
Safety Insurance Holdings, Ltd.

We consent to the incorporation by reference in Registration Statement No. 333-107203 on Form S-8 of our report dated March 24, 2004, except as to note 10, which is as of March 16, 2006, relating to the consolidated statements of operations, shareholders’ equity, cash flow, and comprehensive earnings of American Safety Insurance Holdings, Ltd. and subsidiaries for the year ended December 31, 2003 which appears in the December 31, 2005, annual report on Form 10-K of American Safety Insurance Holdings, Ltd. and subsidiaries.

/s/ KPMG LLP

Atlanta, Georgia
March 16, 2006